Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	January 21, 2026

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Positive Fourth Quarter 2025 Results, Entering 2026 with Peer Leading Performance Metrics

Michigan City, Indiana, January 21, 2026 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months ended December 31, 2025.

“Horizon’s fourth quarter results demonstrate excellent execution of the balance sheet repositioning and the core strength of our community banking model. We have delivered on our commitment to shareholders to create a top performing community bank with durable, peer-leading performance metrics and shareholder returns. The fourth quarter exceeded our prior performance estimates, with annualized return on average assets exceeding 1.60%, returns on average equity approaching 16%, and a net interest margin of 4.29%. We are pleased with the results for our shareholders and the transparency the quarter provided to highlight the strength of Horizon’s community banking model, which remains the cornerstone of our value proposition", President and CEO, Thomas Prame stated. "More importantly, the Company is kicking off the new year from a position of strength, with the franchise well positioned to deliver durable earnings and continued top-tier profitability metrics in 2026. The commercial loan engine continues to produce disciplined and high-quality growth, which we expect to fund through our client-focused branch distribution network and our relationship-based community bankers. Credit quality remains excellent, and expenses continue to be well managed. As we look ahead, we will remain focused on creating sustainable long-term value for our shareholders through our disciplined operating model, consistent profitable growth and peer leading capital generation".

Net income for the three months ended December 31, 2025 was $26.9 million, or $0.53 per diluted share, compared to a net loss of $222.0 million, or $(4.69), for the third quarter of 2025 and a net loss of $10.9 million, or $(0.25) per diluted share, for the fourth quarter of 2024.

Net loss for the twelve months ended December 31, 2025 was $150.5 million, or $(3.24) per diluted share, compared to net income of $35.4 million, or $0.80, for the twelve months ended December 31, 2024.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

Fourth Quarter 2025 Highlights

•Strong performance of the core community banking model, combined with the successful completion of the balance sheet repositioning efforts, resulted in significant performance improvement for the quarter. The Company's return on average assets and return on average equity improved to 1.63% and 15.71%, respectively. The franchise is well positioned to continue to achieve top performance metrics moving forward.

•Net interest income of $63.5 million increased 8.7% compared with $58.4 million for the three months ended September 30, 2025, and 19.5% compared with $53.1 million in the year ago period. The net interest margin, on a fully taxable equivalent ("FTE") basis1, expanded for the ninth consecutive quarter, to 4.29%, compared with 3.52% for the three months ended September 30, 2025 and 2.97% for the three months ended December 31, 2024.

•Total loans held for investment ("HFI") increased 4.4% compared to the linked quarter annualized, with strong organic commercial loan growth of $75.8 million, or 9.1% annualized. Loan pipelines continue to be consistent, reflective of Horizon’s attractive markets and embedded community banking model.

•Funding remains durable with costs trending favorably. Non-interest bearing deposits remained relatively flat, while declines in interest-bearing balances largely reflected the communicated planned exit of high-cost, transactional deposits. Total interest-bearing liability cost performed well, decreasing by another 34 bps during the quarter.

•Credit quality remained strong, with annualized net charge offs of 0.08% of average loans during the fourth quarter. Non-performing assets remain well within expected ranges, with non-performing assets to total assets of 63 bps for the fourth quarter.

•Expenses continued to be well managed, and were comparable to the third quarter when considering a select few items related to the balance sheet activities, displaying management's continued commitment to generate positive operating leverage through a more efficient expense base.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

	Financial Highlights
	(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Income statement:
Net interest income	$63,476	$58,386	$55,355	$52,267	$53,127
Provision for credit losses	1,630	(3,572)	2,462	1,376	1,171
Non-interest income (loss)	11,463	(295,334)	10,920	16,499	(28,954)
Non-interest expense	40,615	52,952	39,417	39,306	44,935
Income tax expense (benefit)	5,773	(64,338)	3,752	4,141	(11,051)
Net Income (Loss)	$26,921	$(221,990)	$20,644	$23,943	$(10,882)

Per share data:
Basic earnings (loss) per share	$0.53	$(4.69)	$0.47	$0.55	$(0.25)
Diluted earnings (loss) per share	0.53	(4.69)	0.47	0.54	(0.25)
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	13.50	12.96	18.06	17.72	17.46
Market value - high	18.47	16.88	15.88	17.76	18.76
Market value - low	15.04	15.01	12.92	15.00	14.57
Weighted average shares outstanding - Basic	50,975,693	47,311,642	43,794,490	43,777,109	43,721,211
Weighted average shares outstanding - Diluted	51,277,134	47,311,642	44,034,663	43,954,164	43,721,211
Common shares outstanding (end of period)	50,978,030	50,970,530	43,801,507	43,785,932	43,722,086

Key ratios:
Return on average assets	1.63%	(12.07)%	1.09%	1.25%	(0.56)%
Return on average stockholders' equity	15.71	(120.37)	10.49	12.44	(5.73)
Total equity to total assets	10.69	9.84	10.34	10.18	9.79
Total loans to deposit ratio	92.62	87.41	87.52	85.21	87.75
Allowance for credit losses to HFI loans	1.05	1.04	1.09	1.07	1.07
Annualized net charge-offs of average total loans (1)	0.08	0.07	0.02	0.07	0.05
Efficiency ratio	54.20	(22.35)	59.47	57.16	185.89

Key metrics (Non-GAAP) (2)
Net FTE interest margin	4.29%	3.52%	3.23%	3.04%	2.97%
Return on average tangible common equity	20.66	(155.03)	13.24	15.79	(7.35)
Tangible common equity to tangible assets	8.38	7.60	8.37	8.19	7.83
Tangible book value per common share	$10.32	$9.76	$14.32	$13.96	$13.68

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results
Income Statement Highlights

Net Interest Income

Net interest income was $63.5 million in the fourth quarter of 2025, compared to $58.4 million in the third quarter of 2025, driven by the continued expansion of the Company's net FTE interest margin1, which increased to 4.29% for the fourth quarter of 2025, compared to 3.52% for the third quarter of 2025. The margin saw continued expansion as a by product of the balance sheet repositioning, stronger realized deposit betas relative to recent reductions in short-term interest rates and relatively stable overall earning asset yields since affecting the balance sheet actions in late August.

Provision for Credit Losses

During the fourth quarter of 2025, the Company recorded a provision for credit losses of $1.6 million. This compares to a recorded benefit for credit losses of $3.6 million during the third quarter of 2025, and a provision for credit losses expense of $1.2 million during the fourth quarter of 2024. The increase in the provision for credit losses during the fourth quarter of 2025 when compared with the third quarter of 2025 was primarily attributable to the release of approximately $3.1 million in total Allowance against the sold portion of the Indirect Auto portfolio and the release of the $0.2 million reserve against the previous Held-To-Maturity investment portfolio in the third quarter, which did not recur in the fourth quarter. Additionally, the Provision increased primarily due to changes in the baseline economic outlook.

For the fourth quarter of 2025, Net Charge-Offs were $1.0 million, or an annualized 0.08% of average loans outstanding, compared to Net Charge-Offs of $0.8 million, or an annualized 0.07% of average loans outstanding for the third quarter of 2025, and Net Charge-Offs of $0.6 million, or an annualized 0.05% of average loans outstanding, in the fourth quarter of 2024.

The Company’s Allowance for Credit Losses as a percentage of period-end loans HFI was 1.05% at December 31, 2025, compared to 1.04% at September 30, 2025 and 1.07% at December 31, 2024.

Non-Interest Income

For the Quarter Ended	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands)	2025	2025	2025	2025	2024
Non-interest (Loss) Income
Service charges on deposit accounts	$3,341	$3,474	$3,208	$3,208	$3,276
Wire transfer fees	66	71	69	71	124
Interchange fees	3,445	3,510	3,403	3,241	3,353
Fiduciary activities	1,560	1,363	1,251	1,326	1,313
Gain (loss) on sale of investment securities	1	(299,132)	—	(407)	(39,140)
Gain on sale of mortgage loans	1,296	1,208	1,219	1,076	1,071
Mortgage servicing income net of impairment	352	351	375	385	376
Increase in cash value of bank owned life insurance	360	379	346	335	335
Other income (loss)	1,042	(6,558)	1,049	7,264	338
Total non-interest (loss) income	$11,463	$(295,334)	$10,920	$16,499	$(28,954)

Total Non-Interest Income was $11.5 million in the fourth quarter of 2025, compared to Non-Interest (Loss) of $295.3 million in the third quarter of 2025. The increase in Non-Interest Income of $306.8 million is due to the $299.1 million loss on the sale investment securities and the pre-tax loss of $7.7 million on the sale of the Company's Indirect Auto portfolio, both of which were related to the balance sheet repositioning efforts during the third quarter, which did not recur. Other categories remained relatively unchanged when compared with the prior period.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

Non-Interest Expense

For the Quarter Ended	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands)	2025	2025	2025	2025	2024
Non-interest Expense
Salaries and employee benefits	$21,895	$22,698	$22,731	$22,414	$25,564
Net occupancy expenses	3,718	3,321	3,127	3,702	3,431
Data processing	3,128	2,933	2,951	2,872	2,841
Professional fees	1,083	808	735	826	736
Outside services and consultants	3,035	3,844	3,278	3,265	4,470
Loan expense	1,183	1,237	1,231	689	1,285
FDIC insurance expense	1,251	1,345	1,216	1,288	1,193
Core deposit intangible amortization	706	706	816	816	843
Merger related expenses	—	—	—	305	—
Prepayment penalties	—	12,680	—	—	—
Other losses	732	131	245	228	371
Other expense	3,884	3,249	3,087	2,901	4,201
Total non-interest expense	$40,615	$52,952	$39,417	$39,306	$44,935

Total Non-Interest Expense was $40.6 million in the fourth quarter of 2025, compared with $53.0 million in the third quarter of 2025. The decrease in Non-Interest Expense during the fourth quarter of 2025 when compared with the prior period was primarily driven by a $12.7 million prepayment penalty related to the payoff of $700 million in FHLB advances during the third quarter, which did not recur. The increase in Other Losses was the result of the write off of unamortized issuance costs of $0.7 million related to the early redemption of the Company's subordinated notes due 2030. Apart from this specific item, expenses were relatively unchanged from the prior quarter, with declines in personnel expense offset by higher seasonal occupancy expenses, marketing expense and higher professional expense from legal fees to settle certain legacy items.

Income Taxes

Horizon recorded a net tax expense of $5.8 million for the fourth quarter of 2025, resulting in an effective tax rate of 17.7%, which is consistent with the Company's estimated annual effective tax rate.

Balance Sheet Highlights

Total assets decreased by $275.9 million, or 4.1%, to $6.4 billion as of December 31, 2025, from $6.7 billion as of September 30, 2025. The decrease in total assets is primarily due to the decrease in interest earning deposits of $309.2 million, a decrease in other assets of $10.8 million, a decrease in cash of $9.6 million, and a decrease in total investment securities of $4.5 million. Total loans were $4.9 billion at December 31, 2025, an increase of $60.7 million from September 30, 2025 balances, primarily driven by organic commercial loan growth.

Total deposits decreased by $245.5 million, or 4.4%, to $5.3 billion as of December 31, 2025 when compared to balances as of September 30, 2025, which is largely attributable to the intentional runoff of another $195 million in higher-cost transactional deposit balances. The decrease also was driven by a decrease in time deposits of $97.2 million, a decrease of interest bearing deposits of $75.6 million, and a decrease in savings and money market deposits of $28.5 million. Non-interest bearing deposit balances decreased $44.2 million in the current period, which is largely attributable to seasonal trends, but increased from the year ago period. Subordinated notes balances decreased by $55.8 million during the quarter related to the early redemption of the Company's subordinated notes due 2030, as previously planned.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results
Capital

The following table presents the Consolidated Regulatory Capital Ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended December 31, 2025:

For the Quarter Ended	December 31,	September 30,	June 30,	March 31,
	2025*	2025	2025	2025
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	14.37%	15.00%	14.44%	14.26%
Tier 1 capital (to risk-weighted assets)	11.52	11.27	12.48	12.33
Common equity tier 1 capital (to risk-weighted assets)	10.43	10.17	11.48	11.32
Tier 1 capital (to average assets)	9.57	8.22	9.59	9.25
*Preliminary estimate - may be subject to change

As of December 31, 2025, the ratio of total stockholders’ equity to total assets is 10.69%. Book value per common share was $13.50, increasing $0.54 during the fourth quarter of 2025.

Tangible common equity1 totaled $525.9 million at December 31, 2025, and the ratio of tangible common equity to tangible assets1 was 8.38% at December 31, 2025, up from 7.60% at September 30, 2025. Tangible book value, which excludes intangible assets from total equity, per common share1 was $10.32, increasing $0.56 during the fourth quarter of 2025.

Credit Quality

As of December 31, 2025, total non-accrual loans increased by $3.1 million from September 30, 2025, to 0.67% of total loans HFI. Total non-performing assets increased $4.9 million, to $40.6 million, compared to $35.7 million as of September 30, 2025. The ratio of non-performing assets to total assets was 0.63%, compared to 0.53% as of September 30, 2025.

For the quarter ended December 31, 2025, net charge-offs were $1.0 million, compared to $0.8 million as of September 30, 2025, or 0.08% annualized of average loans.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its fourth quarter financial results and operating performance.

Participants may access the live conference call on January 22, 2026 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833-974-2379 from the United States, 866-450-4696 from Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp, Inc. Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through January 30, 2026. The replay may be accessed by dialing 855-669-9658 from the United States and Canada, or 1–412–317-0088 from other international locations, and entering the access code 1841881.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $6.4 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to one-time costs and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, changes within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, inflation levels, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers; current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, and the effects of foreign and military policies of the U.S. government; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Interest Income
Loans receivable	$77,238	$79,561	$78,618	$74,457	$76,747
Investment securities - taxable	7,688	6,631	5,941	6,039	6,814
Investment securities - tax-exempt	2,498	4,581	6,088	6,192	6,301
Other	1,864	2,063	830	2,487	3,488
Total interest income	89,288	92,836	91,477	89,175	93,350
Interest Expense
Deposits	21,228	25,726	26,052	25,601	27,818
Borrowed funds	1,749	5,924	8,171	9,188	10,656
Subordinated notes	1,811	1,731	829	829	829
Junior subordinated debentures issued to capital trusts	1,024	1,069	1,070	1,290	920
Total interest expense	25,812	34,450	36,122	36,908	40,223
Net Interest Income	63,476	58,386	55,355	52,267	53,127
Provision for credit losses	1,630	(3,572)	2,462	1,376	1,171
Net Interest Income after Provision for Credit Losses	61,846	61,958	52,893	50,891	51,956
Non-interest Income
Service charges on deposit accounts	3,341	3,474	3,208	3,208	3,276
Wire transfer fees	66	71	69	71	124
Interchange fees	3,445	3,510	3,403	3,241	3,353
Fiduciary activities	1,560	1,363	1,251	1,326	1,313
Gain (loss) on sale of investment securities	1	(299,132)	—	(407)	(39,140)
Gain on sale of mortgage loans	1,296	1,208	1,219	1,076	1,071
Mortgage servicing income net of impairment	352	351	375	385	376
Increase in cash value of bank owned life insurance	360	379	346	335	335
Other income (loss)	1,042	(6,558)	1,049	7,264	338
Total non-interest income (loss)	11,463	(295,334)	10,920	16,499	(28,954)
Non-interest Expense
Salaries and employee benefits	21,895	22,698	22,731	22,414	25,564
Net occupancy expenses	3,718	3,321	3,127	3,702	3,431
Data processing	3,128	2,933	2,951	2,872	2,841
Professional fees	1,083	808	735	826	736
Outside services and consultants	3,035	3,844	3,278	3,265	4,470
Loan expense	1,183	1,237	1,231	689	1,285
FDIC insurance expense	1,251	1,345	1,216	1,288	1,193
Core deposit intangible amortization	706	706	816	816	843
Merger related expenses	—	—	—	305	—
Prepayment penalties	—	12,680	—	—	—
Other losses	732	131	245	228	371
Other expense	3,884	3,249	3,087	2,901	4,201
Total non-interest expense	40,615	52,953	39,417	39,306	44,935
Income (Loss) Before Income Taxes	32,694	(286,328)	24,396	28,084	(21,933)
Income tax expense (benefit)	5,773	(64,338)	3,752	4,141	(11,051)
Net Income (Loss)	$26,921	$(221,990)	$20,644	$23,943	$(10,882)
Basic Earnings (Loss) Per Share	$0.53	$(4.69)	$0.47	$0.55	$(0.25)
Diluted Earnings (Loss) Per Share	0.53	(4.69)	0.47	0.54	(0.25)

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

	Condensed Consolidated Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended for the Period
	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Assets
Interest earning assets
Federal funds sold	$—	$—	$2,024	$—	$—
Interest earning deposits	72,646	381,860	34,174	80,023	201,131
Interest earning time deposits	—	—	—	—	735
Federal Home Loan Bank stock	45,713	45,713	45,412	45,412	53,826
Investment securities, held for trading	3,883	598	—	—	—
Investment securities, available for sale	875,414	883,242	231,999	231,431	233,677
Investment securities, held to maturity	—	—	1,819,087	1,843,851	1,867,690
Loans held for sale	9,778	1,921	2,994	3,253	67,597
Gross loans held for investment (HFI)	4,876,542	4,823,669	4,985,582	4,909,815	4,847,040
Total Interest earning assets	5,883,976	6,137,003	7,121,272	7,113,784	7,271,696
Non-interest earning assets
Allowance for credit losses	(51,299)	(50,178)	(54,399)	(52,654)	(51,980)
Cash	66,813	76,395	101,719	89,643	92,300
Cash value of life insurance	36,732	37,762	37,755	37,409	37,450
Other assets	215,460	226,247	148,773	143,675	152,635
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	7,180	7,886	8,592	9,407	10,223
Premises and equipment, net	92,805	93,413	93,398	93,499	93,864
Interest receivable	29,733	28,758	39,730	38,663	39,747
Total non-interest earning assets	552,635	575,494	530,779	514,855	529,450
Total assets	$6,436,611	$6,712,497	$7,652,051	$7,628,639	$7,801,146
Liabilities
Savings and money market deposits	$3,094,231	$3,198,332	$3,385,413	$3,393,371	$3,446,681
Time deposits	1,102,478	1,199,681	1,193,180	1,245,088	1,089,153
Borrowings	160,118	160,206	880,336	812,218	1,142,340
Repurchase agreements	88,468	86,966	95,089	87,851	89,912
Subordinated notes	98,215	154,011	55,807	55,772	55,738
Junior subordinated debentures issued to capital trusts	57,688	57,636	57,583	57,531	57,477
Total interest earning liabilities	4,601,198	4,856,832	5,667,408	5,651,832	5,881,301
Non-interest bearing deposits	1,078,708	1,122,888	1,121,163	1,127,324	1,064,818
Interest payable	12,892	12,395	14,007	11,441	11,137
Other liabilities	55,562	59,611	58,621	61,981	80,308
Total liabilities	5,748,360	6,051,726	6,861,199	6,852,578	7,037,564
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	459,243	458,734	360,758	360,522	363,761
Retained earnings	255,004	236,312	466,497	452,945	436,122
Accumulated other comprehensive (loss)	(25,996)	(34,275)	(36,403)	(37,406)	(36,301)
Total stockholders’ equity	688,251	660,771	790,852	776,061	763,582
Total liabilities and stockholders’ equity	$6,436,611	$6,712,497	$7,652,051	$7,628,639	$7,801,146

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

	Loans and Deposits
	(Dollars in Thousands, Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,	% Change
	2025	2025	2025	2025	2024	Q4'25 vs Q3'25	Q4'25 vs Q4'24
Loans:
Commercial real estate	$2,421,863	$2,366,956	$2,321,951	$2,262,910	$2,202,858	2%	10%
Commercial & Industrial	1,010,545	989,609	976,740	918,541	875,297	2%	15%
Total commercial	3,432,408	3,356,565	3,298,691	3,181,451	3,078,155	2%	12%
Residential Real estate	772,427	783,850	786,026	801,726	802,909	(1)%	(4)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	671,707	683,254	900,865	926,638	965,976	(2)%	(30)%
Total loans held for investment	4,876,542	4,823,669	4,985,582	4,909,815	4,847,040	1%	1%
Loans held for sale	9,778	1,921	2,994	3,253	67,597	409%	(86)%
Total loans	$4,886,320	$4,825,590	$4,988,576	$4,913,068	$4,914,637	1%	(1)%

Deposits:
Interest bearing deposits	$1,639,857	$1,715,471	$1,713,058	$1,713,991	$1,767,983	(4)%	(7)%
Savings and money market deposits	1,454,374	1,482,861	1,672,355	1,679,380	1,678,697	(2)%	(13)%
Time deposits	1,102,478	1,199,681	1,193,180	1,245,088	1,089,153	(8)%	1%
Total Interest bearing deposits	4,196,709	4,398,013	4,578,593	4,638,459	4,535,833	(5)%	(7)%
Non-interest bearing deposits
Non-interest bearing deposits	1,078,708	1,122,888	1,121,164	1,127,324	1,064,819	(4)%	1%
Total deposits	$5,275,417	$5,520,901	$5,699,757	$5,765,784	$5,600,652	(4)%	(6)%

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest earning deposits (incl. Fed Funds Sold)	$182,017	$1,866	4.07%	$185,665	$2,062	4.41%	$290,693	$3,488	4.77%
Federal Home Loan Bank stock	45,713	616	5.35%	45,549	862	7.51%	53,826	1,516	11.20%
Investment securities - taxable (1)	570,786	7,687	5.34%	792,829	5,769	2.89%	1,079,377	5,298	1.95%
Investment securities - non-taxable (1)	312,988	2,546	3.23%	763,488	5,799	3.01%	1,129,622	7,976	2.81%
Total investment securities	883,774	10,233	4.59%	1,556,317	11,568	2.95%	2,208,999	13,274	2.39%
Loans receivable (2) (3)	4,855,824	77,628	6.34%	4,979,211	79,941	6.37%	4,842,660	77,142	6.34%
Total interest earning assets	5,967,328	90,343	6.01%	6,766,742	94,433	5.54%	7,396,178	95,420	5.13%
Non-interest earning assets
Cash and due from banks	74,102			83,616			85,776
Allowance for credit losses	(49,815)			(54,072)			(52,697)
Other assets	545,520			501,590			409,332
Total average assets	$6,537,135			$7,297,876			$7,838,589

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing demand deposits	$1,686,435	$5,572	1.31%	$1,708,446	$6,687	1.55%	$1,716,598	$6,861	1.59%
Saving and money market deposits	1,445,144	5,587	1.53%	1,636,428	8,204	1.99%	1,701,012	9,336	2.18%
Time deposits	1,134,417	10,071	3.52%	1,198,279	10,835	3.59%	1,160,527	11,621	3.98%
Total Deposits	4,265,996	21,230	1.97%	4,543,153	25,726	2.25%	4,578,137	27,818	2.42%
Borrowings	150,304	1,452	3.83%	601,889	5,535	3.65%	1,130,301	10,138	3.57%
Repurchase agreements	87,160	295	1.34%	88,721	389	1.74%	91,960	518	2.24%
Subordinated notes	98,185	1,812	7.32%	91,032	1,731	7.54%	55,717	829	5.92%
Junior subordinated debentures issued to capital trusts	57,655	1,023	7.04%	57,602	1,069	7.36%	57,443	920	6.37%
Total interest bearing liabilities	4,659,300	25,812	2.20%	5,382,397	34,450	2.54%	5,913,558	40,223	2.71%
Non-interest bearing liabilities
Demand deposits	1,137,639			1,120,719			1,099,574
Accrued interest payable and other liabilities	60,375			63,103			70,117
Stockholders' equity	679,821			731,657			755,340
Total average liabilities and stockholders' equity	$6,537,135			$7,297,876			$7,838,589
Net FTE interest income (non-GAAP) (5)		$64,531			$59,983			$55,197
Less FTE adjustments (4)		1,055			1,597			2,070
Net Interest Income		$63,476			$58,386			$53,127
Net FTE interest margin (Non-GAAP) (4)(5)			4.29%			3.52%			2.97%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

	Credit Quality
	(Dollars in Thousands Except Ratios, Unaudited)
	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	% Change
	2025	2025	2025	2025	2024	Q4'25 vs Q3'25	Q4'25 vs Q4'24
Non-accrual loans
Commercial	$14,549	$12,303	$7,547	$8,172	$5,658	18%	157%
Residential Real estate	10,087	9,256	9,525	12,763	11,215	9%	(10)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	7,821	7,799	7,222	7,875	8,919	—%	(12)%
Total non-accrual loans	32,457	29,358	24,294	28,810	25,792	11%	26%
90 days and greater delinquent - accruing interest	2,489	1,608	2,113	1,582	1,166	55%	113%
Total non-performing loans	$34,946	$30,966	$26,407	$30,392	$26,958	13%	30%

Other real estate owned
Commercial	$539	$272	$176	$360	$407	98%	32%
Residential Real estate	672	769	463	641	—	(13)%	—%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	480	480	480	34	17	—%	2701%
Total other real estate owned	1,691	1,521	1,119	1,035	424	11%	299%

Other non-performing assets (1)	$3,991	$3,228	$2,937	$—	$—	24%	—%

Total non-performing assets	$40,628	$35,715	$30,463	$31,427	$27,382	14%	48%

Loan data:
Accruing 30 to 89 days past due loans	$24,580	$24,784	$31,401	$19,034	$23,075	(1)%	7%
Substandard loans	59,365	63,236	64,100	66,714	64,535	(6)%	(8)%
Net charge-offs (recoveries)
Commercial	$436	$294	$84	$(47)	$(32)	48%	(1462)%
Residential Real estate	(25)	19	52	(47)	(10)	(231)%	149%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	559	518	118	963	668	8%	(16)%
Total net charge-offs	$970	$831	$254	$869	$626	17%	55%

Allowance for credit losses
Commercial	$35,473	$34,390	$34,413	$32,640	$30,953	3%	15%
Residential Real estate	3,183	3,082	3,229	3,167	2,715	3%	17%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	12,643	12,706	16,757	16,847	18,312	—%	(31)%
Total allowance for credit losses	$51,299	$50,178	$54,399	$52,654	$51,980	2%	(1)%

Credit quality ratios
Non-accrual loans to HFI loans	0.67%	0.61%	0.49%	0.59%	0.53%
Non-performing assets to total assets	0.63%	0.53%	0.40%	0.41%	0.35%
Annualized net charge-offs of average total loans	0.08%	0.07%	0.02%	0.07%	0.05%
Allowance for credit losses to HFI loans	1.05%	1.04%	1.09%	1.07%	1.07%
(1) Other non-performing assets consist of a single available for sale debt security placed on non-accrual status.

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

		Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2025	2025	2025	2025	2024
Interest income (GAAP)	(A)	$89,288	$92,836	$91,477	$89,175	$93,350
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		665	1,218	1,619	1,646	1,675
Loan receivable (2)		390	379	382	383	395
Interest income (non-GAAP)	(B)	90,343	94,433	93,478	91,204	95,420
Interest expense (GAAP)	(C)	25,812	34,450	36,122	36,908	40,223
Net interest income (GAAP)	(D) =(A) - (C)	$63,476	$58,386	$55,355	$52,267	$53,127
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	$64,531	$59,983	$57,356	$54,296	$55,197
Average interest earning assets	(F)	5,967,328	6,766,742	7,125,467	7,234,724	7,396,178
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	4.29%	3.52%	3.23%	3.04%	2.97%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

		Non–GAAP Reconciliation of Return on Average Tangible Common Equity
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2025	2025	2025	2025	2024

Net income (loss) (GAAP)	(A)	$26,921	$(221,990)	$20,644	$23,941	$(10,882)

Average stockholders' equity	(B)	$679,821	$731,657	$789,535	$780,269	$755,340
Average intangible assets	(C)	162,838	163,552	164,320	165,138	165,973
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$516,983	$568,105	$625,215	$615,131	$589,367
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	20.66%	(155.03)%	13.24%	15.48%	(7.35)%
*Annualized

		Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2025	2025	2025	2025	2024
Total stockholders' equity (GAAP)	(A)	$688,251	$660,771	$790,852	$776,061	$763,582
Intangible assets (end of period)	(B)	162,391	163,097	163,803	164,618	165,434
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$525,860	$497,674	$627,049	$611,443	$598,148

Total assets (GAAP)	(D)	$6,436,611	$6,712,497	$7,652,051	$7,628,636	$7,801,146
Intangible assets (end of period)	(B)	162,391	163,097	163,803	164,618	165,434
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$6,274,220	$6,549,400	$7,488,248	$7,464,018	$7,635,712

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	8.38%	7.60%	8.37%	8.19%	7.83%

Horizon Bancorp, Inc. Reports Fourth Quarter 2025 Results

		Non–GAAP Reconciliation of Tangible Book Value Per Share
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2025	2025	2025	2025	2024
Total stockholders' equity (GAAP)	(A)	$688,251	$660,771	$790,852	$776,061	$763,582
Intangible assets (end of period)	(B)	162,391	163,097	163,803	164,618	165,434
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$525,860	$497,674	$627,049	$611,443	$598,148
Common shares outstanding	(D)	50,978,030	50,971,000	43,801,507	43,786,000	43,722,086

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$10.32	$9.76	$14.32	$13.96	$13.68